                              AMENDED AND RESTATED
                    TECHNICAL SERVICES AND SUBLEASE AGREEMENT

          This Amended and Restated Technical Services and Sublease Agreement (the "Agreement") is made and entered into as of October 1, 1997 (the "Effective Date"), by and between E. Khashoggi Industries, LLC, a Delaware limited liability company ("EKI"), and EarthShell Container Corporation, a Delaware corporation (the "Company"), with reference to the following facts:

                                    RECITALS

          A. EKI is the owner of certain technology utilizing biodegradable materials, including starch based additives, for the packaging, portioning and disposing of food service disposables. EKI is also the owner of technology related to hydraulically bonded compositions and the methods of using and manufacturing such compositions.

          B.   EKI is the successor by merger to the assets and liabilities of
E. Khashoggi Industries, a California general partnership ("EKI Predecessor"), as well as all rights and obligations of EKI Predecessor under its contractual agreements.

          C. Pursuant to that certain Amended and Restated License Agreement dated as of February 28, 1995 (the "License Agreement"), between EKI Predecessor and the Company, EKI has licensed to the Company the exclusive right to make, use, sell and otherwise commercialize Food Service Disposables which incorporate, in whole or in part, the Technology and to utilize the Technology to make, use, sell and otherwise commercialize ALI-ITE Paper for conversion into Food Service Disposables (all capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the License Agreement).

          D. In order to manufacture, use, sell, sublicense and otherwise commercialize Food Service Disposables that employ or utilize the Technology, the Company may require services of certain technical and scientific personnel employed or otherwise retained by EKI.

          E. EKI and the Company have previously entered into a Management, Administrative Services and Professional Services Agreement, dated September 1, 1993 (the "Management Agreement"), pursuant to which EKI provided to the Company technical services and assistance, including consultation, design formulation, laboratory research and product development, and certain other services. Pursuant to the Management Agreement, EKI also subleased to the Company office space and performed certain related office services.

          F. The Management Agreement was terminated and superseded in its entirety by a Technical Services and Sublease Agreement that was entered into between EKI and the Company, effective July 1, 1994 (the "Prior Technical Services Agreement").

          G. The Prior Technical Services Agreement was originally scheduled to terminate on June 30, 1997, but was subsequently extended by the parties through September 30,1997.

          H.   The Company intends to change its name to "EarthShell
Corporation."

          I. EKI and the Company desire to amend and restate the Prior Technical Services Agreement on the terms, conditions and covenants contained herein.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   TECHNICAL SERVICES.

     1.1  PROVISION OF TECHNICAL SERVICES.

          (a) EKI agrees to provide to the Company during the term of this Agreement such technical assistance relating to the Technology, and the Company's and its sublicensees' use thereof, as the Company may request, including consultation, design formulation, product development, and research related to compositions capable of use in Food Service Disposables, methods of using compositions as Food Service Disposables, and methods of manufacturing Food Service Disposables (collectively, the "Technical Services"). The Technical Services will be provided at such locations as the Company may from time to time designate; provided, however, that EKI shall be entitled to travel, meal and lodging expense reimbursement pursuant to Section 1.3 hereof with respect to EKI technical and scientific personnel who are required to render Technical Services at locations that require an overnight stay or that are otherwise sufficiently distant from the personnel's home base to warrant expense reimbursement under the Company's guidelines. The Technical Services shall be provided by such EKI employees, advisors and consultants as the Company shall request, provided that if the Company does not request the services of any specific EKI employees, advisors or consultants, EKI shall use its good faith judgment to efficiently assign its personnel to complete such Technical Services.

          (b) As long as this Agreement is in force, EKI shall provide the Technical Services to the Company on a priority basis. EKI shall dedicate its technical and scientific personnel as necessary to satisfy all requests by the Company for Technical Services when and as reasonably requested, and shall utilize such personnel for activities not related to Technical Services requested by the Company only to the extent that it may do so without compromising the timely delivery of all Technical Services reasonably requested by the Company. Notwithstanding any provision of this agreement to the contrary, if EKI's current number of technical and scientific personnel (approximately 22 in number) are devoting substantially all of their regular working hours to Company projects, EKI shall not be obligated to employ additional technical and scientific personnel, nor shall it be required to

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

have its personnel work overtime hours. EKI, however, shall use commercially reasonable efforts to timely comply with all Company requests for the provision of Technical Services through the deployment of its existing personnel or through the retention of outside technical consultants.

          (c) All requests for Technical Services shall be made in a request form substantially in accordance with the form attached hereto as Exhibit A (as such form may be modified from time to time), which form (the "Request Form"), at a minimum, shall contain a brief description of the project and its intended scope, a list of the deliverables required, the names of any specific personnel requested to work on the project, and a proposed timeline and budget estimating the fees and expenses to be incurred with respect to the project. EKI shall indicate its acceptance of the project by countersigning the Request Form (as the same may be modified by the Company to take account of any changes requested by EKI and agreed to by the Company). EKI will use commercially reasonable efforts to complete the project within the estimated budget and shall notify the Company once it reasonably appears that the budget will be exceeded by more than 10%. Upon such notification, the Company may, at its option, redefine the scope of the project (including the list of deliverables), terminate the project or adjust the budget pursuant to a revised Request Form. All Request Forms (and any modifications thereto) shall be approved by an officer of the Company who is not affiliated with EKI. The Company shall not be obligated to pay for Technical Services (or related expenses) that are not so approved by the Company.

          (d) Ownership of any intellectual or proprietary knowledge or information developed in the course of furnishing the Technical Services (including any Technical Services improperly classified as discussed in Section 1.4 below) shall be determined pursuant to the terms of the License Agreement and any applicable sublicense agreements thereunder.

     1.2  SERVICES FEE.

          (a) Following the close of each calendar month, EKI shall deliver to the Company a written report (the "Technical Services Report") identifying the EKI technical or scientific personnel who provided Technical Services requested by the Company at any time during the preceding month, the number of hours spent by each such person providing such services together with a brief description of the services provided, the hourly billing rate of such personnel as set forth on Exhibit B attached hereto (the "Billing Rate"), and the total amount due EKI from the Company with respect to all Technical Services provided by EKI personnel during such month. The Technical Services Report shall also contain, or EKI shall otherwise timely provide to the Company, such additional information as the Company may reasonably request to determine and evaluate the Technical Services provided by EKI and the amount due EKI hereunder. As payment for the Technical Services to be provided by EKI, within 30 days following the date the Technical Services Report is delivered to the Company, the Company shall pay to EKI a fee (the "Services Fee") computed by multiplying the applicable Billing Rates set forth on Exhibit B hereto by the number of hours spent by the EKI technical and scientific personnel providing Technical Services requested by the Company during the preceding month. The hourly rates charged by EKI to the Company and the job classifications of EKI's personnel shall be reviewed by the parties on each anniversary of this

Agreement and shall be equitably adjusted to take account of any increased salaries and/or employee benefits paid by EKI to its technical personnel who render Technical Services to the Company hereunder; provided, however, that no increase in the hourly rates shall be permitted unless the proposed hourly rates are in conformity with industry standards as conclusively determined by an outside, independent technical consulting firm mutually selected by the parties.

          (b)  The Company shall not be obligated to make payment to EKI for
(i) hours of service provided by EKI personnel other than scientific or technical personnel, (ii) services other than Technical Services requested or approved by the Company, or (iii) any overhead or other expenses incurred by EKI, except as provided in Section 1.3. To the extent EKI and the Company share common officers and/or employees, all Technical Services provided by such persons shall be performed in their capacity as officers or employees of the Company and EKI shall not be entitled to any Services Fee with respect to such services.

     1.3 EXPENSE REIMBURSEMENT. In addition to the Services Fee to be paid by the Company to EKI pursuant to Section 1.2, the Company, in accordance with the guidelines set forth in Exhibit C hereto and the budget set forth in the applicable Request Form, shall reimburse EKI for all direct, out-of-pocket expenses incurred by EKI and paid to third parties specifically in connection with the provision of Technical Services to the Company. Such out-of-pocket expenses paid to third parties in connection with the provision of Technical Services shall not include overhead expenses of EKI (such as general office expenses of EKI), and any expenses not specifically allocable to a Company project or any other similar expenses. EKI shall provide the Company with such receipts, invoices, other evidence of out-of-pocket expenses incurred and additional information as the Company may reasonably request in connection with the expense reimbursement provided for hereunder. Upon the submission of such documentation, the Company shall promptly reimburse EKI for the items to which EKI is entitled to reimbursement hereunder; provided, however, that in no event shall the Company be required to reimburse such expenses more frequently than monthly.

     1.4 THIRD-PARTY REVIEW. The Company, at its expense, shall have the right, upon reasonable advance notice and during normal business hours, to review and audit the records of EKI that pertain to the Technical Services provided to the Company, and any fees or expenses related thereto that have been invoiced to the Company. Such review or audit may be performed by Company personnel or by outside professionals retained by the Company for such purposes (provided such outside professionals are subject to appropriate confidentiality obligations reasonably acceptable to EKI). In the event of any dispute between the parties hereto regarding whether EKI is entitled to payment hereunder or the amount thereof for any services rendered or expenses incurred, the Company shall promptly remit to EKI the undisputed amount and the remaining disputed amount shall be submitted for decision to a nationally recognized accounting firm mutually agreeable to the parties (but which shall not then be engaged as the independent auditors of either the Company or EKI), whose decision shall be final and shall be binding upon the parties. In making such decision, the accounting firm shall take into account any other information that it may deem relevant or appropriate. In the event that such accounting firm is unable to reach a decision with respect to any disputed matter within sixty days of the date such matter is submitted, such matter shall be resolved by binding arbitration pursuant to Section 7.8. In the event that any previously rendered services or previously incurred expenses are determined to have been improperly classified (whether pursuant to this Agreement, the Technical Services Agreement or the Management Agreement), EKI shall promptly reimburse the Company for the costs of such services or expenses, with interest computed at the prime rate, as published in the Wall Street Journal (the "Prime Rate"), as adjusted at the end of each fiscal quarter, from the date the improperly classified payment was made until the date of repayment. Such reimbursement shall be the sole remedy for such improper classification.
If it is determined that the amount in dispute (or any portion thereof) was properly charged by EKI to the Company, the Company shall promptly reimburse
EKI for the amount determined to have been properly charged, with interest computed at the Prime Rate, as adjusted at the end of each fiscal quarter, from the day the invoice in question was delivered. The fees and expenses of any accounting firm resolving a dispute under this Section 1.4 shall be borne equally by the parties.

     1.5 LATE PAYMENTS. Any amount payable to EKI hereunder which is not disputed in good faith pursuant to Section 1.4 and which is not paid within 30 days following the date the invoice is submitted shall bear interest at the Prime Rate, adjusted at the end of each fiscal quarter, commencing on the day the invoice is submitted. Under no circumstance shall EKI be obligated to perform any service for the Company or to incur any cost on the Company's behalf, if the Company is in material default with respect to the payment of any undisputed amounts hereunder. The Company shall not be considered in default under this Agreement if, pursuant to Section 1.4, it disputes an amount charged to it by EKI.

2.   EQUIPMENT.

     2.1 PURCHASE OF EQUIPMENT. During the term of this Agreement, the Company shall bear the cost of, or shall reimburse EKI for the cost of, the purchase or lease of any machinery or equipment (and related components) that is necessary for and will be used primarily in connection with Technical Services performed with respect to Company projects; provided, however, that the purchase or lease of any such machinery or equipment (and related components) must be approved by the Company. Any machinery or equipment (and related components) the cost of which is borne by the Company shall be the sole and exclusive property of the Company. The cost of any equipment or machinery (and related components) used by EKI primarily for its own general use, or which is purchased or leased without the approval of the Company, shall not be paid for or reimbursed by the Company. Unless approved by the Company, EKI may not utilize the Company's equipment or machinery in any significant manner for projects unrelated to the Company.

     2.2 RIGHT OF FIRST OFFER. Prior to consummating the sale of machinery or equipment owned by a party (the "Owner"), whether existing as of the date of this Agreement or subsequently acquired, the Owner shall first offer the other party hereto (the "Non-Owner") the opportunity to purchase such machinery or equipment for a price equal to the greater of (a) the then current book value of such machinery or equipment as shown in the financial records of the Owner (determined in accordance with generally accepted accounting principles),
(b) the principal amount of all indebtedness to which such machinery and equipment is then subject, or (c) the price offered by any third party for such machinery and equipment to the extent such offer is bona fide (it being understood that the Owner shall not be obligated to offer such machinery and equipment for sale to third parties if the price likely to be obtained would not be materially higher than the greater of the prices set forth in clauses (a) and (b)). The Owner's offer shall be made in writing and shall be delivered in the manner provided in
Section 7.5. Upon receipt of such notice, the Non-Owner shall respond in writing within five (5) business days thereafter if it desires to exercise such right of first refusal. In the event that Non-Owner shall elect to purchase the machinery or equipment, such purchase shall be completed within thirty (30) days of Non-Owner's election to make such purchase. The consideration payable for the machinery or equipment purchased by the Non-Owner hereunder shall be made in cash or in such other form as the Owner shall in its sole discretion allow. The Non-Owner shall pay any sales taxes or other transfer costs associated with such purchase.

3.   OFFICE SUBLEASE.

     3.1 SUBLEASE OF OFFICE SPACE. EKI hereby subleases to the Company, and the Company hereby subleases from EKI, the area the Company is presently occupying at EKI's headquarters located at 800 Miramonte Drive, Santa Barbara, California, comprising approximately 1,600 square feet (the "Subleased Premises"). EKI shall also provide janitorial services with respect to the Subleased Premises and shall provide the Company with reasonable use of EKI's receptionist and EKI's conference rooms. EKI represents and warrants to the Company that it has full right, authority and power to sublease the Subleased Premises to the Company. The sublease created hereby shall not be a triple net lease and EKI shall be responsible for the cost of all property taxes and property and casualty insurance with respect to the Subleased Premises. The Company shall be responsible for the maintenance of, and improvements to, the Subleased Premises, provided any such maintenance or improvement projects are approved in advance by the Company.

     3.2 SUBLEASE PAYMENTS. As consideration for the sublease by EKI to the Company of the Subleased Premises and the provision by EKI of the related services described above, the Company shall pay to EKI, on a monthly basis, the sum of $5,600 no later than the 10th day of each calendar month during the term of the sublease.

     3.3 TERM. The term of the sublease of the Subleased Premises expires on March 31, 2001; PROVIDED, HOWEVER, that the Company may terminate such sublease at any time by giving thirty days' prior written notice to EKI. In the event that the Company remains in the Subleased Premises upon the expiration or earlier termination of the term of the sublease and EKI thereafter accepts rent from the Company, the Company's occupancy of the property shall be a "month-to-month" tenancy on the terms and conditions set forth in Sections 3.1 and 3.2.


4. REGISTRATION RIGHTS. In connection with the execution of the Prior Technical Services Agreement, EKI and the Company entered into that certain Registration Rights Agreement granting certain registration rights to EKI with respect to the shares of the Common Stock of the Company issued to EKI. Such Registration Rights Agreement remains in full force and effect on the date hereof and shall not be modified in any respect by this Agreement.

5. CONFIDENTIALITY. Each of the parties hereto shall, and shall use commercially reasonable efforts to cause their respective employees and agents to, keep confidential and not, without the prior written consent of the other party hereto, disclose to any person (other than sublicensees of the Technology), any of the confidential information or trade secrets communicated in the course of the performance and receipt of the Technical Services, except as may be required to be disclosed by applicable law. For purposes of this Agreement, the term "confidential information or trade secrets" of a party hereto shall include all information of a confidential or proprietary nature in any form owned by such party during the term of this Agreement, including, but not limited to, patents and patent applications; inventions and improvements, whether patentable or not; development projects; designs, practices, processes, methods, know-how and other facts relating to the business of such party; and all other trade secrets and information of a confidential and proprietary nature. "Confidential information" shall not include, however (i) any information that is or shall become generally known in the trade through no fault of the recipient party and (ii) any information acquired from a third party who in turn lawfully acquired such information with the right to divulge it.

6. TERM. This Agreement shall continue in effect until December 31, 2002 (the "Termination Date"), except that (i) the sublease of the Subleased Premises may terminate earlier in accordance with Section 3.3. and (ii) the obligations of the parties set forth in Sections 4, 5 and 7 hereof shall survive the termination of this Agreement.

7.   MISCELLANEOUS PROVISIONS.

     7.1 No Agency. This Agreement shall not be construed to constitute any party as an agent or legal representative of any other party. The relationship created hereunder shall be one of vendor and vendee and no party shall be considered a partner or co-venturer of the other party solely by reason of their relationship under this Agreement.

     7.2 SEVERABILITY. If any provision of this Agreement is determined by a competent authority to be illegal or invalid, the provision will be automatically severed from this Agreement. Any such holding will not affect the legality or validity of the remaining provisions of this Agreement.

     7.3 WAIVER. If any party fails to give notice or enforce any right under this Agreement, such failure shall not constitute a waiver of the same, unless reduced to writing and signed by the waiving party. If a party waives its rights in writing, such waiver shall not constitute a waiver of any other right or of a subsequent violation of the same right the violation of which had been previously waived.

     7.4 ASSIGNMENT. The parties may not assign, pledge, or otherwise transfer this Agreement or any right or obligation hereunder without the prior written consent of the other party; PROVIDED, HOWEVER, that either party shall be permitted to assign, without the consent of the other party, all, but not less than all, of its rights, duties and obligations under this

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Agreement in connection with the sale of all or substantially all of its entire business, whether by merger, consolidation, sale of stock, sale of all or substantially all assets or otherwise. This Agreement shall bind the successors and assigns of the parties.

     7.5 NOTICES. All notices and other communications provided for or permitted hereunder shall be given in writing and shall be made by hand delivery, first-class mail (registered or certified, return receipt requested), telecopier, or overnight courier guarantying next-day delivery, addressed as follows:

               E. Khashoggi Industries, LLC
               800 Miramonte Drive
               Santa Barbara, California 93109
               Attn:  Chief Financial Officer
               Facsimile No.:  (805) 897-2298

               EarthShell Corporation
               800 Miramonte Drive
               Santa Barbara, California 93109
               Attn:  Chief Financial Officer
               Facsimile No.:  (805) 899-3517

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight courier guarantying next-day delivery.

     7.6 AMENDMENT. This Agreement may be amended only by the consent of each of the parties expressed in writing, signed by their duly authorized representatives. Any such amendment must be approved by the Conflicts Committee of the Company's Board of Directors.

     7.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior discussions or agreements related to the same, including, without limitation, the Prior Technical Services Agreement (except as provided in Section 4 hereof).

          7.8  Dispute Resolution Clause.

          (a) Except as provided in Section 1.4, any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate ("Dispute"), shall be determined by arbitration in Santa Barbara, California, in accordance with the laws of the State of California for agreements made in and to be performed in California. The arbitration shall be administered by the American

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Arbitration Association ("AAA") pursuant to its Commercial Rules and
Supplementary Procedures for Large, Complex Disputes.

          (b) Within fifteen days after the commencement of the arbitration, an arbitrator shall be selected by the parties (or if they fail to agree, by the AAA) from the AAA's Intellectual Property Panel of Arbitrators. The arbitrator shall be neutral and independent and shall comply with the AAA Code of Ethics for Arbitrators in Commercial Disputes (Canons I - VI).

          (c) Judgment on the award made by the arbitrator may be entered in any court having jurisdiction.

          (d) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator.
The exclusive forum for such application shall be the Los Angeles Superior Court or the United States District Court for the Central District of California.

          (e) Upon the request of any party, a non-binding mediation shall be conducted prior to the arbitration pursuant to the Mediation Rules of the AAA.

          (f) The arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party's actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

          (g) The award of the arbitrator shall be in writing and shall specify the factual and legal basis for the award. The arbitrator shall, in the award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party, against the party who did not prevail (applying the principles set forth in Section 1.4).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date set forth herein.

                              E. KHASHOGGI INDUSTRIES, LLC
                              a Delaware limited liability company


                              By: /s/ John Daoud
                                  ---------------------------------------------
                                   John Daoud,
                                   Manager and Chief Financial Officer


                              EARTHSHELL CONTAINER CORPORATION

                              By: /s/ D. Scott Houston
                                  ---------------------------------------------
                                   D. Scott Houston,
                                   Chief Financial Officer


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